            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 23, 1994


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at Folger Dining Hall, Indiana University of Pennsylvania, Indiana, Pennsylvania on Saturday, April 23, 1994, at 12:00 noon, local time, for the following purposes:

     1. To elect six Directors to serve for terms expiring in 1997.

    2. To act on the proposed amendments to Article 5 of the Corporation's Articles of Incorporation to authorize creation of an additional 75,000,000 shares of Common Stock, and to change the Common Stock of the Corporation by changing each issued and outstanding share of Common Stock, par value $5 per share, into one share of Common Stock, par value of $1 per share.

     3. To act on such other matters as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 16, 1994 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1993, which includes consolidated financial statements of the Corporation, is enclosed.

     YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               By Order of the Board of Directors,



                               David R. Tomb, Jr.
                               Secretary

Indiana, Pennsylvania
March 25, 1994

             FIRST COMMONWEALTH FINANCIAL CORPORATION
           Old Courthouse Square, 22 North Sixth Street
                    Indiana, Pennsylvania 15701

                          PROXY STATEMENT

                  ANNUAL MEETING OF SHAREHOLDERS

                          April 23, 1994

                        GENERAL INFORMATION


     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the "Corporation" or "FCFC") in connection with its Annual Meeting of Shareholders to be held on Saturday, April 23, 1994, 12:00 noon, local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the six nominees listed on page 6.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend. The Board of Directors unanimously recommends that the shareholders approve the amendments to the Articles of Incorporation described herein, to change the capital stock of the Corporation.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this proxy statement is first to be mailed to the shareholders of the Corporation is March 25, 1994. The cost of the solicitation of proxies will be paid by the Corporation. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Corporation may, without additional compensation therefore, solicit proxies on behalf of 1 the Corporation by personal interviews, telephone, telegraph or other means, as appropriate. The Corporation will, upon request, reimburse brokers and others who are only record holders of the Corporation's Common Stock ("Common Stock") for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

     As of the close of business on March 16, 1994, there were 18,642,024 shares of Common Stock issued and outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares are outstanding. Only shareholders of record as of the close of business on March 16, 1994 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

     The Corporation conducts business through eight banking subsidiaries, National Bank of the Commonwealth ("NBOC"), Deposit Bank ("Deposit"), Central Bank ("Central"), Cenwest National Bank ("Cenwest"), First National Bank of Leechburg ("Leechburg"), Peoples Bank and Trust Company ("Peoples"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), First Commonwealth Trust Company ("FCTC"), and through Commonwealth Systems Corporation ("CSC"), a data processing subsidiary. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. NBOC, Deposit, Central, Cenwest, Leechburg, Peoples, Peoples of W. PA and FCTC are herein collectively called the "Subsidiary Banks."

                 COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 16, 1994, was the beneficial owner of more than 5% of the Common Stock, except for Fairman Drilling Company, DuBois, PA, which held 1,154,764 shares. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 11 (the "Summary Compensation Table") and by all directors and executive officers as a group.

     Amount and nature of     Percent of
Name                   Beneficial Ownership(1)            Class

E. H. Brubaker                10,031 (2)                    *

Sumner E. Brumbaugh          145,990 (2) (3)                *

Edward T. Cote               100,400 (5)                    *

Thomas L. Delaney             41,206 (2)                    *

Clayton C. Dovey, Jr.         23,134                        *

Ronald C. Geiser              18,544 (3)                    *

Johnston A. Glass             18,901 (3)                    *

A. B. Hallstrom               10,644 (3)                    *

Thomas J. Hanford             48,258                        *

H. H. Heilman, Jr.            21,500                        *

David F. Irvin                63,204                        *

David L. Johnson               6,794 (2)                    *

Robert F. Koslow              15,420 (3) (10)               *

Dale P. Latimer              609,508 (3) (5) (9)           3.27%

William Miksich               21,755                        *

Joseph E. O'Dell               5,412 (2)                    *

Joseph W. Proske               8,968 (2)                    *

Charles J. Szewczyk          269,755 (8)                   1.45%

Gerard M. Thomchick            6,293 (2) (3)                *

David R. Tomb, Jr.           295,420 (2) (3) (5) (6)       1.58%

E. James Trimarchi           325,526 (2) (3) (5) (6) (7)   1.75%

John I. Whalley, Jr.          54,360 (4)                    *

All directors and          1,669,705 (2-10)                8.96%
executive officers
as a group (24
persons)

 (1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his name in the table, and a member of a group has sole voting power and sole investment power over the shares indicated for the group.

 (2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer:
     Mr. Brubaker, 29,258; Mr. Brumbaugh, 132; Mr. Delaney, 8,616; Mr. Johnson, 809; Mr. O'Dell, 1,658; Mr. Proske, 31,530; Mr. Thomchick, 1,719; Mr. Tomb, 264; Mr. Trimarchi, 20,000; and all Directors and executive officers as a group, 93,986.

 (3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 15,400; Mr. Geiser, 14,364; Mr. Glass, 10,793; Mr.
     Hallstrom, 9,468; Mr. Koslow, 9,400; Mr. Latimer, 11,486; Mr. Thomchick, 2,527; Mr. Tomb, 31,846; Mr. Trimarchi, 8,482, and all Directors and executive officers as a group 113,766.

 (4) Includes 53,860 shares held by the J. Irving Whalley Testamentary Trust, of which John I. Whalley, Jr. is co-trustee.

 (5) Includes 100,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

 (6) Includes 159,338 shares held by County Wide Real Estate, Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

 (7) Includes 29,652 shares held by family interests of which Mr. Trimarchi exercises sole voting and investment power.

 (8) Mr. Szewczyk became a member of the Board of Directors on the occasion of the merger of Peoples into the Corporation in May 1990.

 (9) Includes 90,632 shares held by the R&L Development Company Pension & Profit Sharing Plan of which Mr. Latimer is Trustee.

(10) Mr. Koslow became a member of the Board of Directors on the occasion of the merger of Peoples of W. PA into the Corporation in December 1993.

     As of February 25, 1994, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held an aggregate of 1,891,931 shares of Common Stock (10.1% of the outstanding shares). Of these shares, FCTC had sole voting power with respect to 194,193 shares, shared voting power with respect to 1,697,737 shares, had sole investment power with respect to 674,314 shares and shared investment power with respect to 1,016,977 shares. FCTC votes the shares over which it has voting power and, where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Corporation with copies of all Section 16(a) forms which they file. The Corporation is aware of one late filing with respect to one transaction by Mr. Hallstrom and one late filing with respect to one transaction by Mr. Whalley in 1993.

ELECTION OF DIRECTORS

     Article 10 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than 25. The Board of Directors has, in accordance with the By-Laws, fixed the number of directors at 20 (one class of 6 and two classes of 7).

     A successor for the vacancy in the class of directors whose terms expire in 1996 occurring on the death of Roy R. Fairman in December 1993 has not been named.

     As of March 16, 1994, each director and nominee for election as a director of the Corporation owned beneficially the number of shares of Common Stock set forth in the preceding table. The information in the table and the footnotes thereto is based upon data furnished to the Corporation by, or on behalf of, the persons named or referred to in the table.

     Six Directors will be elected at the Annual Meeting to serve for terms of three years expiring with the Annual Meeting of Shareholders in 1997. Each Director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for Directors and the names of Directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.

                                         Principal Occupation or
                         Director        Employment; Other
Name                      Since          Directorships; Age

Nominees for a Term Ending in 1997:
E. H. Brubaker             1984          Chairman of the Board and
                                         Director of Deposit; Age 63

A. B. Hallstrom            1986          Chairman, Hallstrom Construction
                                         Inc.; Director of Deposit; Age 65

Thomas J. Hanford          1984          Investor; formerly President,
                                         Coca-Cola Bottling Co. of DuBois,
                                         Inc.; Director 1st United BANCORP
                                         (BANCORP), Boca Raton, FL;
                                         Age 55

H. H. Heilman, Jr.         1985          Chairman of the Board and
                                         Director of Leechburg; previously
                                         President and Chief Executive
                                         Officer of Leechburg; Partner,
                                         Heilman & McClister (attorneys
                                         -at-law); Age 77

Charles J. Szewczyk        1990          (pronounced and sometimes known
                                         as Charles J. Sheftic) Chairman
                                         of the Board of Peoples; Managing
                                         Partner of County Amusement Co.
                                         (real estate holdings) and
                                         formerly Director of Westview,
                                         Inc. (motion picture theatre
                                         service company); Age 65

John I. Whalley, Jr.       1986          President, Whalley Group Inc.
                                         (various business enterprises);
                                         Age 48

Continuing Directors Whose Terms End in 1996:

Sumner E. Brumbaugh        1992          Chairman of the Board and CEO of
                                         Central; President, Brumbaugh
                                         Insurance Group; Board Member,
                                         Pennsylvania National Mutual
                                         Casualty Insurance Co., Central
                                         Pennsylvania Health Systems
                                         ("CPHS"), Advisory Board-Penn
                                         State University (Altoona
                                         Campus); President, Lexington One
                                         and Lexington Two (subsidiaries
                                         of CPHS); Age 65

Edward T. Cote             1984          Associate, The Wakefield Group
                                         (Investment Banking); Formerly
                                         President, Benefits and Services
                                         Company (insurance holding
                                         company); Director of NBOC and
                                         New Mexico Banquest Investors
                                         Corp. (NMB); Age 57

Clayton C. Dovey, Jr.      1985          Chairman of the Board of Cenwest;
                                         Age 69

Johnston A. Glass          1986          President and Director of NBOC;
                                         Age 44

Dale P. Latimer            1984          President, R & L Development
                                         Company (heavy construction);
                                         Director of NBOC; Director of
                                         NMB; Age 63

David R. Tomb, Jr.        1983           Partner, Tomb and Tomb
                                         (attorneys-at-law); Vice
                                         President, Secretary and
                                         Treasurer of the Corporation;
                                         Director of NBOC, Leechburg,
                                         FCTC, CSC and CTCLIC; Age 62

Continuing Directors Whose Terms End in 1995:

Thomas L. Delaney          1984          Private Investor; formerly
                                         Chairman, Petrolec,Inc.
                                         (petroleum wholesalers); Director
                                         of Deposit; Director of BANCORP;
                                         Age 63

Ronald C. Geiser           1985          President and Director of
                                         Cenwest; Age 64

David F. Irvin             1984          Sole Owner, The Irvin/McKelvy
                                         Company (sales and engineering
                                         for mining and industrial
                                         services); Director of NBOC;
                                         Age 75

David L. Johnson           1984          Retired; Previously Vice
                                         President and Corporate
                                         Secretary, Pennsylvania
                                         Manufacturers' Corporation
                                         (insurance holding company);
                                         Director of NBOC; Age 64

Robert F. Koslow           1993          Chairman of the Board, President
                                         and Chief Executive Officer of
                                         Peoples; Director, Pennsylvania
                                         Bankers Association, Pennsylvania
                                         Independent Bank and Wheeling
                                         Jesuit College; Member of the
                                         Advisory Board to the President
                                         of the Federal Reserve Bank of
                                         Cleveland; Age 58

Joseph W. Proske           1984          Vice President-Engineering,
                                         Stackpole Magnet Division
                                         (manufacturer of magnetic
                                         components); Director of Deposit
                                         and CSC; Age 57

E. James Trimarchi         1982          Chairman of the Board, President
                                         and Chief Executive Officer of
                                         the Corporation; Director of
                                         NBOC, Central, FCTC, CSC and
                                         CTCLIC; Director of NMB; Age 71

Board Committees

     During 1993 there were 4 meetings of the Board of Directors of the Corporation. All directors attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

     The Board of Directors of the Corporation has established four standing committees: Executive, Audit, Personnel and Compensation and Executive Compensation. The Board has no standing Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Messrs. Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Delaney, Geiser, Glass, Heilman, Latimer and Szewczyk possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Committee met 4 times in 1993.

     The Audit Committee is comprised of Messrs. Latimer (Chairman), Hallstrom, Irvin, Cote and Proske and reviews the internal auditing procedures and controls of the Corporation and its subsidiaries. The Audit Committee also reviews reports of examinations of the Subsidiary Banks received from state and federal regulators, as well as reports from internal and external auditors. The Audit Committee formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the condition of the Corporation, the Subsidiary Banks and CSC and the effectiveness of their policies, practices and controls. The Committee met 4 times in 1993.

     The Personnel and Compensation Committee is comprised of Messrs. Cote, Dovey, and Glass. Roy R. Fairman, deceased director, was chairman of this committee. A new chairman has not been appointed at this time. The Personnel and Compensation Committee reviews the general salary administration and employee benefit programs of the Corporation and its subsidiaries and makes recommendations relating thereto to the Board of Directors. The Committee met 1 time in 1993.

     The Executive Compensation Committee is comprised of Messrs. Johnson (Chairman), Cote, Irvin and Latimer. The Committee met four times in 1993. (See Report of the Executive Compensation Committee.)

     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the date of the Corporation's proxy statement released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 1994 meeting of shareholders, such notification must have been received by the Secretary on or before November 16, 1993). Such notification must contain (to the extent known 10 by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

                       COMPENSATION OF DIRECTORS

     Directors are compensated at the rate of $500 per quarterly meeting attended for Board members presently serving in a management or Board capacity at any FCFC affiliate and $1,000 per quarterly meeting attended for all other Board members. Committee members receive $150 per committee meeting attended.

                   COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

                       SUMMARY COMPENSATION TABLE
                           Annual Compensation

Name and                                                       All Other1,3
Principal Position           Year  Salary     Bonus   Other1, 2 Compensation
                                     $         $       $        $
E. James Trimarchi           1993 305,000      0     21,006    6,800
Chairman of the Board,       1992 270,000    32,500  28,122   12,000
President and Chief          1991 262,750
Executive Officer of
First Commonwealth
Financial Corporation

Joseph E. O'Dell             1993 180,000      0     21,190    5,400
Senior Executive Vice        1992 145,000    30,000  19,737    5,700
President and Chief          1991 135,000
Operating Officer of
First Commonwealth
Financial Corporation

Johnston A. Glass            1993 156,500      0     19,210    6,500
President and Chief          1992 143,100      0     18,693    6,050
Executive Officer            1991 135,000
of National Bank of the
Commonwealth

Gerard M. Thomchick          1993 145,000      0     17,800   16,200
Executive Vice President     1992 110,000    25,000  15,050   15,200
of First Commonwealth        1991 100,000
Financial Corporation

William Miksich, President   1993 132,900      0     16,339    2,400
and Chief Executive Officer  1992 124,720      0     16,253    3,600
of Deposit Bank              1991 105,600


(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are excluded for the Corporation's 1991 fiscal year.

(2) Includes the matching and automatic contribution by the Corporation to the individual's account in the Corporation's 401(k) Plan as well as the allocation of shares to the individual's account in the ESOP.

(3) Includes compensation for services on boards and committees of the Corporation and/or various subsidiaries.


     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

          REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

TO:     Board of Directors

     The following is a report by the Executive Compensation
Committee of the Board of Directors of First Commonwealth Financial Corporation. The objectives of the report are to meet all proxy disclosure rules relating to executive compensation established by the Securities and Exchange Commission (SEC), and to provide shareholders with an explanation of the overall executive compensation philosophy, strategies, and specific executive compensation plans.

EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee is comprised of four (4) non-employee, independent directors selected from the Board of Directors of First Commonwealth Financial Corporation. The
Committee met four (4) times in 1993.

     The Committee seeks to achieve and maintain a position of "equity" with respect to balancing the interests of the shareholder with those of executive officers.

     During 1993, the Executive Compensation Committee developed a formal Executive Compensation Program. Within the parameters of this Program, the Committee acts out its role by performing a variety of tasks of which the following are illustrative.

     1. Developing and documenting an executive compensation philosophy.

     2. Identifying relevant peer groups; collecting and analyzing comparative executive compensation information.

     3. Defining an executive compensation plan that addresses base salary and benefits, incentive-based compensation, and supplemental benefits.

     4. Ensuring that all regulatory requirements pertaining to executive compensation are met.

     5. Maintaining the Executive Compensation Program on an ongoing basis.

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Executive Compensation Committee, nor do they have a vote in any matters brought before the group. Consultants and other independent outside advisors may also be utilized by the Committee from time to time in a similar manner.

     Business conducted by the Executive Compensation Committee at each meeting is documented in the form of minutes and submitted to the Board of Directors on a timely basis.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     The written executive compensation philosophy expresses the attitude of the Board of Directors toward participation, relevant peer comparisons, plan design, etc. and, as such, represents an important part of the Executive Compensation Program. The philosophy provides guidance to the deliberations of the Executive Compensation Committee and, within the overall objectives of equity and regulatory compliance, acts as a standard against which plan performance can be measured.

     The Executive Compensation Program is designed to encourage decisions and actions that have positive impact on the Corporation's overall performance. For that reason, program participation is limited to those individuals who have the greatest opportunity to influence the achievement of strategic corporate objectives.

     As part of the overall Program, the compensation philosophy defines what the organization will pay for, e.g., job worth, competitive comparisons, etc. The Executive Compensation Committee has established the following parameters for the pay philosophy under the current program.

     1.   An overall Program that is not particularly complex;
          one that is readily communicated and easily understood by participants and shareholders.

     2. Base salary that is at least at the fiftieth percentile of the competitive rate for the position, as defined by the selected peer group.

     3. Base salary adjustments that are based upon maintaining external competitiveness.

     4. Performance-based compensation adjustments that are subjective and discretionary on the part of the Executive Compensation Committee. These discretionary adjustments, however, will be made taking into account such factors as performance versus budget, return on shareholder equity, etc.

     5. Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the Corporation.

     The Executive Compensation Committee utilized several factors to define an appropriate competitive peer group including the type of company from which executive talent might be recruited, a logical geographic region, the size, complexity, and performance of the institution, and the ability to "match" the executive officer positions.

     The 1993 peer group was developed utilizing this methodology and philosophy and, in the opinion of the Committee, represents a fair and reasonable standard against which executive pay may be compared. The peer group included Pennsylvania commercial banks and bank holding companies of asset sizes and characteristics similar to those of the Corporation and its affiliates.

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EXECUTIVE COMPENSATION PROGRAMS

     The primary components of the Corporation's Executive
Compensation Program are base salaries and base benefits. Base salaries are defined by taking into account the job responsibilities of the positions and competitive salary data, as defined by the selected peer group.

     Executives participate in the normal benefits programs available to employees of the Corporation and its affiliates.

     With respect to performance-based compensation, affiliate
Presidents may be eligible to participate in an Incentive
Compensation Plan. The purpose of the plan is to provide incentives and awards to affiliate Presidents who, through high levels of performance, contribute to the success and profitability of their respective affiliates and the Corporation.

     The plan provides an opportunity for an affiliate president to earn up to 25% of his/her base salary in the form of a cash incentive award. The incentive award would be paid by the Corporation subject to the performance of the affiliate against an established budget and the participant's contribution to the Corporation's profitability.

     Executive officers of the Corporation may be granted cash bonuses in recognition of their individual and collective contributions to the performance of the Corporation. These bonus awards are totally subjective and discretionary on the part of the Executive Compensation Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The base salary of the Corporation's Board Chairman, President and Chief Executive Officer, E. James Trimarchi, was increased from $270,000 in 1992 to $305,000 in 1993. This 13% increase was given to recognize Mr. Trimarchi's outstanding contribution to the growth and performance of First Commonwealth Financial Corporation. In addition, Mr. Trimarchi received compensation for services as a Director of the Corporation and various affiliates, and as a result of contributions to his account in the Corporation's 401(k) Plan and ESOP.

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1993 EXECUTIVE COMPENSATION ACTIONS

     As part of the continuing process of maintaining an equitable Executive Compensation Program, the Executive Committee took several actions in 1993, the most notable of which are:

     1.   Developed a comprehensive Executive Compensation
          Program manual to document the important elements of the Program including the philosophy, peer group data, program content, etc.

     2. Compiled and analyzed competitive information from a selected group of Pennsylvania peer banks and bank holding companies.

     3. Established an Incentive Compensation Plan for affiliate Presidents.

     4. Developed an Executive Officer Loan/Stock Purchase Plan for executive officers of the Corporation to be implemented in 1994 subject to regulatory approvals.

Submitted by the Executive Compensation Committee:

David L. Johnson, Chairman                    David Irvin
Edward T. Cote                                Dale P. Latimer

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                        PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and an Index for Pennsylvania Bank Holding Companies with assets between one and three billion dollars including F.N.B. Corporation, First Eastern Corp., First Western Bancorp Inc., Fulton Financial Corp., Independence Bancorp Inc., US BANCORP Inc., S&T Bancorp Inc. and Susquehanna Bancshares Inc. for the five years commencing January 1, 1989 and Bancshares ending December 31, 1993.


             First Commonwealth Financial Corporation

                         Peer
         Year           Group          FCF          S&P

         1988           100.00        100.00       100.00

         1989           113.16        108.39       131.69

         1990            86.10        111.78       127.60

         1991           111.55        115.91       166.47

         1992           157.00        175.14       179.15

         1993           198.68        208.50       197.21



















     Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1989 and that all dividends were reinvested.

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                  EXECUTIVE COMPENSATION COMMITTEE
                INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Messrs. Johnson, Cote, Latimer and Irvin. No member was an officer or employee of the Corporation during 1993 nor has ever been a former officer or employee of the Corporation or a subsidiary during 1993 nor has a transaction or relationship required to be disclosed under Item 404 of Regulation S-K. Further, during 1993, no executive officer served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members.


INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

     Mr. Geiser serves as President of Cenwest pursuant to an employment agreement providing that he shall continue to serve in that position until 1994. The agreement provides that his salary shall not be less than $69,363 and is reviewed annually in accordance with Cenwest's past practices. Mr. Geiser has agreed that during the term of his employment and for a period of ten years thereafter, he will not engage in any competing business within 10 miles of any of the banking facilities of the Corporation or its subsidiaries or solicit any of their then-existing customers.

     Mr. Brumbaugh serves as Chairman of the Board and Chief Executive Officer of Central pursuant to an employment agreement for a period of 7 years, commencing May 1, 1992 and ending April 30, 1999. The agreement provides that Mr. Brumbaugh shall serve in an executive capacity and shall be the Chairman of the Board of Directors and Chief Executive Officer of Central and shall also perform such services for FCFC as from time to time are requested. As compensation to Mr. Brumbaugh for all services rendered to Central and to FCFC as an officer, director or member of any committee of Central or any of FCFC's subsidiaries or affiliates, FCFC has agreed, in addition to director's fees and committee meeting fees, to pay or cause Central to pay to Mr. Brumbaugh a salary at an annual rate of $100,000, which sum shall be adjusted upward at the annual rate of 5%. Should Mr. Brumbaugh retire after at least one year of continuous service under the agreement, thereafter he shall be paid his retirement compensation for the remaining term of the agreement at an annual rate of $50,000, adjusted upwards annually for cost of living at the rate of 5%. Should Mr. Brumbaugh die at any time during the agreement, in lieu of the foregoing payments, FCFC shall pay his wife the sum of $25,000 per year if she is living at the time each payment is made. As a part of the agreement and for a period of ten years thereafter, Mr. Brumbaugh will not engage in any competing business within 10 miles of any of the banking facilities of the Corporation or solicit any of their then-existing customers.

     Mr. Koslow serves as Chairman of the Board, President and Chief Executive Officer of Peoples Bank of W. PA under an employment agreement with Peoples extending to July 19, 1998. The agreement provides that Mr. Koslow will serve in such executive capacity as may be designated from time to time by the Board of Directors. As compensation to Mr. Koslow, Peoples agrees to pay him a minimum annual salary equal to the annual salary in effect on July 20, 1988, such


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annual salary to be subject to annual review for possible increase.  If
Mr. Koslow's employment is terminated other than for cause, he is entitled to be paid annually in equal monthly amounts, for the greater of two years or the remaining term of the agreement, the annual salary and bonus paid to him for the full calendar year immediately preceding the year in which such termination occurs, plus the insurance premiums provided in a split dollar life insurance agreement between Peoples and Mr. Koslow. If there is a change in control of Peoples, such minimum annual salary shall be increased on January 1 of each year thereafter by an amount equal to the percentage increase in the Consumer Price Index for the preceding calendar year. If there is a change of control of Peoples and thereafter Mr. Koslow's responsibilities are changed without his consent, Mr. Koslow is entitled to resign within twelve months of such change of control, in which case he is entitled to receive annually in equal monthly amounts, for the greater of three years or the remaining term of the agreement, but not beyond his age
65, the annual salary and bonus paid to him for the full calendar year immediately preceding such resignation, plus the split dollar life insurance premiums. As part of the agreement, Mr. Koslow has agreed that during the term of his employment and for a period of 10 years thereafter, he will not engage in any business in competition with Peoples or any of its subsidiaries within 20 miles of any of their banking facilities or solicit any of their then existing customers.

     During 1993, David R. Tomb, Jr. attorney-at-law and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation, NBOC and CSC. Mr. Tomb is a Director and executive officer of the Corporation. The fees paid for services during 1993 were $65,000.

     One or more of the Subsidiary Banks (Lending Bank or Banks), have extended credit to several directors and executive officers of the Corporation, to members of their families and to corporations or organizations in which such persons have a beneficial interest or with which such persons are associated as officers, partners, directors, or trustees. In all cases, except as described in the following paragraphs, these transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Total loans as of December 31, 1993 to the Corporation's or its subsidiaries' directors, executive officers, principal shareholders and their related interests whose loan balances exceeded $60,000 during 1993 were $25,234,000.

     Mr. John I. Whalley, Jr. became an FCFC director in December 1986 and was reelected a director in 1990. Since January 1, 1992 there has been outstanding from the Lending Banks to Mr. Whalley and his related interests four loans having an aggregate original principal balance of $2,223,631, which bear interest rates from the Lending Bank's prime rate (currently 7%) to 11.5% and are partially collateralized with real estate, marketable securities and motor vehicles. These loans were incurred principally to consolidate outstanding loans from the Lending Banks and other financial institutions and to strengthen the Lending Banks' collateral position.

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     In his examination of the Lending Bank on September 30, 1992, the
Comptroller of the Currency ("Comptroller") classified $621,092 of these loans as Substandard and $209,147 as Doubtful, leaving an aggregate unclassified balance of $554,164 secured by the marketable securities. At the Comptroller's instruction $1,138,291 of these loans was placed in a nonaccrual status by the Lending Bank. Subsequent reexamination by the Comptroller of the Currency in 1993 resulted in $1,101,182 being classified Substandard and with the balance remaining in non-accrual. It is the opinion of the Lending Bank's management that the Comptroller has classified this indebtedness as Substandard due to the cessation of operations of Mr. Whalley's related business and the fact that loan collateral is being sold by the borrower to repay the indebtedness. The largest aggregate amount of indebtedness outstanding at any time from Mr. Whalley and his related interests since January 1, 1993 was $1,469,895, and the aggregate amount outstanding was $1,411,811 as of February 28, 1994.

     In June 1986 the Lending Bank granted credit of $600,000 to the purchasers of commercial real estate, the proceeds of which were paid to David F. Irvin, a Director of FCFC. To facilitate the granting of this credit, Mr. Irvin gave a mortgage to the Lending Bank on a property and building adjacent to the subject real estate. In his September 30, 1992 examination, the Comptroller classified as Substandard $486,279 of the $518,279 balance of this loan. This loan was rewritten on August 31, 1993 at an interest rate of 8%. The loan balance was $497,786 as of February 28, 1994.

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          AUTHORIZATION OF COMMON STOCK/CHANGE OF PAR VALUE

     As of the date of this Proxy Statement, the authorized capital stock of the Corporation consists of 25,000,000 shares of Common stock of which 18,642,024 shares are issued and outstanding, and 3,000,000 shares of Preferred Stock of which no shares are issued and outstanding. The Board of Directors has proposed amendments to Article 5 of the Articles of Incorporation, the full text of which appears as Appendix I to this Proxy Statement, which would provide that the aggregate number of shares of the Corporation's authorized capital stock will consist of 100,000,000 shares of Common Stock, par value of $1 per share ("Common Stock"), and 3,000,000 shares of Preferred Stock, par value of $1 per share ("Preferred Stock"). Holders of the Corporation's Common Stock have no preemptive or other rights to subscribe for any securities of the Corporation.

     By reducing the par value of the Common Stock from $5 to $1 per share, your Board of Directors believes that it will have greater flexibility in the future in considering the declaration of stock dividends or stock splits because it will not have to capitalize as much of the Corporation's Earned Surplus (Retained Earnings) in connection with such transactions.

     It is contemplated that if the shareholders approve the proposal, the amendments will be made effective on April 26, 1994. Thereafter, each outstanding certificate representing shares of Common Stock, par value $5 per share, of the Corporation will be deemed to be a certificate for exactly the same number of shares of Common Stock, par value $1 per share, of the Corporation; and $74,568,096 ($4 per share) will be transferred from the Corporation's Common Stock account to the Corporation's Capital Surplus account. Thus, there will be no increase or decrease in the proportionate equity or interest of any shareholder in the Corporation.

     It will not be necessary for shareholders to surrender presently outstanding stock certificates.

     If the amendments are adopted, the Board of Directors of the Corporation may in the future issue the additional 75,000,000 authorized shares of Common Stock for any proper corporate purpose, including the sale of stock to provide for additional capital, stock dividends and (subject to required government regulatory approvals) the issuance of stock in connection with the acquisition by merger or otherwise of the assets or stock of other banking institutions or certain other businesses. Such authorized shares of stock could be issued by the Board of Directors without further action by the shareholders.

     Approval of the amendments require the affirmative vote of a majority of the votes cast by all shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE
AMENDMENTS.

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                             ACCOUNTANTS

     Jarrett Stokes & Co. was selected by the Board of Directors to serve as the Corporation's independent certified public accountant for its 1993 fiscal year. The Board of Directors also has selected Jarrett Stokes & Co. as the Corporation's independent certified public accountant for the 1994 fiscal year. A representative of Jarrett Stokes & Co. is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

                            ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1993 is enclosed with this Proxy Statement.

     A COPY OF THE CORPORATION'S FORM 10-K ANNUAL REPORT FOR 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED
WITHOUT CHARGE UPON WRITTEN REQUEST TO: DAVID R. TOMB, JR.,
SECRETARY/TREASURER, BOX 400, INDIANA, PENNSYLVANIA 15701.

                        SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Secretary of the Corporation not later than November 29, 1994 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.

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                             APPENDIX I

     RESOLVED, that the Board of Directors of this Corporation deems it advisable and therefore proposes to the shareholders that the Articles of Incorporation of the Corporation, as amended, be further amended to change the authorized capital stock of the Corporation from 3,000,000 shares of Preferred Stock, par value $1 per share, and 25,000,000 shares of Common Stock, par value $5 per share, to 3,000,000 shares of Preferred Stock, par value $1 per share and 100,000,000 shares Common Stock par value $1 per share, and to reclassify the Common Stock, by changing each issued and outstanding share of Common Stock, par value $5 per share, into one share of Common Stock, par value $1 per share; and

     RESOLVED, that to consummate the foregoing, the Board of Directors of this Corporation deems it advisable and therefore directs that the following resolutions be submitted to a vote of the shareholders entitled to vote thereon at their annual meeting to be held on April 23, 1994 or any adjournment or adjournments thereof:


           "RESOLVED, that Article 5 of the Articles of Incorporation of the Corporation be and it hereby is amended to read in its entirety as follows:

                5.The aggregate number of shares that the corporation shall have authority to issue is 3,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"), and 100,000,000 shares of Common Stock, par value $1 per share (the "Common Stock").

                The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series."


           "RESOLVED, that upon the filing of Articles of Amendment in the Pennsylvania Department of State for the foregoing amendments, the shares of Common Stock, par value $5 per share, then issued and outstanding shall be and they hereby are reclassified and changed into fully paid and nonassessable shares of Common stock, par value $1 per share, at the rate of one share of Common Stock, par value $1 per share, for each share of Common Stock, par value $5 per share; and the certificates for shares of Common Stock of the Corporation then issued and outstanding shall without any change or notation thereon continue to represent the same number of shares of Common Stock of the Corporation but with a par value of $1 per share."


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